Exhibit 99.1
ABERCROMBIE & FITCH REPORTS FOURTH QUARTER
AND FISCAL YEAR-END RESULTS
FOURTH QUARTER NET INCOME PER DILUTED SHARE OF $0.78 AFTER TAKING
NON-CASH ASSET IMPAIRMENT CHARGE OF $0.21 AND TAX EXPENSE CHARGE OF $0.11
BOARD OF DIRECTORS MAINTAINS QUARTERLY DIVIDEND OF $0.175
New Albany, Ohio, February 13, 2009: Abercrombie & Fitch Co. (NYSE: ANF) today reported unaudited results which reflected net income of $68.4 million and net income per diluted share of $0.78 for the thirteen weeks ended January 31, 2009, including a non-cash, after-tax charge of $0.21 associated with the impairment of store-related assets and a charge to tax expense of $0.11 related to the execution of the Chairman and Chief Executive Officer’s new employment agreement.
The Company also reported net income of $272.3 million and net income per diluted share of $3.05, after the above charges, for the fifty-two week fiscal year ended January 31, 2009.
Fourth Quarter Sales Highlights
•	Total Company net sales decreased 19% to $998 million; comparable store sales decreased 25%

•	Total direct-to-consumer net sales decreased 12% to $95.1 million

•	Abercrombie & Fitch net sales of $404.4 million; Abercrombie & Fitch comparable store sales decreased 23%

•	abercrombie net sales of $120.1 million; abercrombie comparable store sales decreased 30%

•	Hollister Co. net sales of $449.6 million; Hollister Co. comparable store sales decreased 25%

•	RUEHL net sales of $17.1 million; RUEHL comparable store sales decreased 25%
Mike Jeffries, Chief Executive Officer and Chairman of the Board of Abercrombie & Fitch Co., said:
“The fourth quarter proved to be a catastrophe for the retail industry; a nightmare that included unprecedented promotional activity by other retailers in the malls and consumers who continued to show reluctance to spend, especially for premium brands. However, despite the unprecedented volatility, we are satisfied with our results for the quarter. Our comparable store sales decrease was lower than we had projected, our earnings per diluted share, excluding the effect of one-time items, exceeded our guidance and we maintained the aspirational nature of all of our brands. As we look toward 2009, we continue to see a tumultuous environment. We will again rely on our ability to manage the aspects of the business that are under our control and continue to protect and position our brands for more promising times.”

Fourth Quarter and Fiscal Year 2008 Financial Results
Net sales for the thirteen weeks ended January 31, 2009 decreased 19% to $998 million from $1.229 billion for the thirteen weeks ended February 2, 2008. Total Company direct-to-consumer net sales decreased 12% to $95.1 million for the thirteen week period ended January 31, 2009, compared to the thirteen week period ended February 2, 2008. Total Company fourth quarter comparable store sales decreased 25%. For the fifty-two week fiscal year ended January 31, 2009, the Company reported a net sales decrease of 6% to $3.54 billion from $3.75 billion for the fifty-two week fiscal year ended February 2, 2008. Total Company direct-to-consumer net sales increased 5% to $271.0 million for the fifty-two week fiscal year ended January 31, 2009, compared to the fifty-two week fiscal year ended February 2, 2008. Fiscal 2008 comparable store sales decreased 13%.
The gross profit rate for the quarter was 64.4%, 280 basis points lower than last year. The decrease in gross profit rate was attributable to an increase in markdowns taken to clear through seasonal inventory. For Fiscal 2008, the gross profit rate was 66.7% versus 67.0% last year.
Stores and distribution expense for the quarter, as a percentage of sales, increased to 42.3% from 31.6%. The Company was able to achieve reductions in store payroll, but at less than the rate of the sales decline. In addition, the Company recorded a $30.6 million non-cash impairment charge related to long-lived assets associated with 11 Abercrombie & Fitch stores, six abercrombie stores, three Hollister stores and nine Ruehl stores. The majority of the $30.6 million impairment charge is associated with the nine Ruehl stores. For Fiscal 2008, stores and distribution expense, as a percentage of sales, increased to 42.7% versus 37.0% last year.
Marketing, general and administrative expense for the quarter was $101.0 million compared to $103.1 million during the same period last year. The reduction in expense includes savings in incentive compensation and benefits, travel and outside services. For Fiscal 2008, marketing, general and administrative expense was $419.7 million compared to $395.8 million last year.
Interest income for the quarter decreased to $1.4 million compared to $6.4 million during the same period last year. The decrease was attributable to a lower average rate of return on investments compared to last year. For Fiscal 2008, interest income decreased to $11.4 million compared to $18.8 million last year.
The effective tax rate for the fourth quarter was 45.7% compared to 36.9% for the Fiscal 2007 comparable period. The fourth quarter tax rate reflects a charge of $9.9 million to tax expense as a result of the Chairman and Chief Executive Officer’s new employment agreement, which pursuant to section 162(m) results in the exclusion of previously recognized tax benefits. Under the previous employment agreement, the Company recorded deferred tax assets based on the anticipated delivery of benefits to the CEO in the calendar year following the year of his retirement. As a result of the new employment agreement, the CEO receives the benefits during his employment; therefore the expected tax benefits will no longer be available. For Fiscal 2008, the effective tax rate was 39.6% compared to 37.4% for Fiscal 2007.

2009 Outlook
The Company anticipates a difficult selling environment to persist throughout 2009 and believes there may be significant volatility in sales levels. Due to the current economic conditions, and in particular, their impact on sales trends, the Company is not providing EPS guidance for Fiscal 2009.
Based on current lease commitments, the Company expects total capital expenditures to be in the range of $165 to $175 million, including $120 to $125 million related to new stores, store refreshes and remodels, and $45 to $50 million related to information technology, distribution center and other home office projects. The Company is also in active discussions with regard to additional store openings in Europe.
The flagship openings to which the Company is committed in 2009 include Hollister Co. in Soho, Abercrombie & Fitch and abercrombie in Milan and Abercrombie & Fitch in Tokyo. The Company now expects the Abercrombie & Fitch flagship in Copenhagen and the abercrombie flagship in New York to open in 2010.
The Company also confirmed it is in an on-going process of reviewing operating expenses, and has already implemented a number of cost reduction actions.
Other Developments
The Board of Directors declared a quarterly cash dividend of $0.175 per share on the Class A Common Stock of Abercrombie & Fitch Co. payable on March 17, 2009 to shareholders of record at the close of business on February 27, 2009.
The Company operated 352 Abercrombie & Fitch stores, 210 abercrombie stores, 507 Hollister Co. stores, 28 RUEHL stores and 14 Gilly Hicks stores in the United States at the end of fiscal January. The Company operates three Abercrombie & Fitch stores, two abercrombie stores and five Hollister Co. stores in Canada, and one Abercrombie & Fitch store and three Hollister Co. stores in the United Kingdom. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com, www.RUEHL.com and www.gillyhicks.com.
Today at 8:30 AM, Eastern Time, the Company will conduct a conference call. Management will discuss the Company’s performance, its plans for the future and will accept questions from participants. To listen to the live conference call, dial (888) 737-3662 or internationally at (913) 312-9321. To listen via the internet, go to www.abercrombie.com, select the Investors page and scroll through the Calendar of Events. Replays of the call will be available shortly after its completion. The audio replay can be accessed for two weeks following the reporting date by calling (888) 203-1112 or internationally at (719) 457-0820 followed by the conference ID number 6647238; or for 12 months by visiting the Company’s website at www.abercrombie.com.
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For further information, call:	Investor Inquiries:
Eric Cerny
Manager, Investor Relations
(614) 283-6385

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. The following factors, in addition to those included in the disclosure under the heading “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OEPRATIONS” in “ITEM 2. Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995” of A&F’s Quarterly Report on Form 10-Q for the quarterly period ended November 1, 2008, in some cases have affected and in the future could affect the Company’s financial performance and could cause actual results for the 2009 Fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism or war; the impact of competition and pricing; changes in weather patterns; postal rate increases and changes; paper and printing costs; market price of key raw materials; ability to source product from its global supplier base; political stability; currency and exchange risks and changes in existing or potential duties, tariffs or quotas; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire, train and retain associates; and the outcome of pending litigation. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included in this Press Release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other person, that the objectives of the Company will be achieved. The forward-looking statements herein are based on information presently available to the management of the Company. Except as may be required by applicable law, the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
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Condensed Consolidated Balance Sheets
(in thousands)

	(Unaudited)
	January 31, 2009	February 2, 2008

ASSETS

Current Assets
Cash and Equivalents	$522,122	$118,044
Marketable Securities	—	530,486
Receivables	53,110	53,801
Inventories	372,422	333,153
Deferred Income Taxes	43,408	36,128
Other Current Assets	93,763	68,643

Total Current Assets	1,084,825	1,140,255

Property and Equipment, Net	1,398,655	1,318,291

Marketable Securities	229,081	—

Other Assets	135,620	109,052

TOTAL ASSETS	$2,848,181	$2,567,598

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts Payable and Outstanding Checks	$149,753	$151,798
Accrued Expenses	241,231	280,910
Deferred Lease Credits	42,358	37,925
Income Taxes Payable	16,455	72,480

Total Current Liabilities	449,797	543,113

Long-Term Liabilities
Deferred Income Taxes	34,085	22,491
Deferred Lease Credits	211,978	213,739
Debt	100,000	—
Other Liabilities	206,743	169,942

Total Long-Term Liabilities	552,806	406,172

Total Shareholders’ Equity	1,845,578	1,618,313

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,848,181	$2,567,598

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Income
(Unaudited)
Thirteen Weeks Ended January 31, 2009 and Thirteen Weeks Ended February 2, 2008
(in thousands, except per share data)

	ACTUAL		ACTUAL
	2008	% of Sales	2007	% of Sales

Net Sales	$997,955	100.0%	$1,228,969	100.0%

Cost of Goods Sold	355,341	35.6%	403,352	32.8%

Gross Profit	642,614	64.4%	825,617	67.2%

Total Stores and Distribution Expense	422,459	42.3%	388,421	31.6%

Total Marketing, General and Administrative Expense	100,978	10.1%	103,147	8.4%

Other Operating Income, Net	(5,468)	-0.5%	(3,019)	-0.2%

Operating Income	124,645	12.5%	337,068	27.4%

Interest Income, Net	(1,419)	-0.1%	(6,356)	-0.5%

Income Before Income Taxes	126,064	12.6%	343,424	27.9%

Income Tax Expense	57,657	5.8%	126,668	10.3%

Effective Rate	45.7%		36.9%

Net Income	$68,407	6.9%	$216,756	17.6%

Net Income Per Share:
Basic	$0.79		$2.52
Diluted	$0.78		$2.40

Weighted-Average Shares Outstanding:
Basic	87,052		86,122
Diluted	88,258		90,235

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Income
(Unaudited)
Fifty-Two Weeks Ended January 31, 2009 and Fifty-Two Weeks Ended February 2, 2008
(in thousands, except per share data)

	ACTUAL		ACTUAL
	2008	% of Sales	2007	% of Sales

Net Sales	$3,540,276	100.0%	$3,749,847	100.0%

Cost of Goods Sold	1,178,584	33.3%	1,238,480	33.0%

Gross Profit	2,361,692	66.7%	2,511,367	67.0%

Total Stores and Distribution Expense	1,511,511	42.7%	1,386,846	37.0%

Total Marketing, General and Administrative Expense	419,659	11.9%	395,758	10.6%

Other Operating Income, Net	(8,864)	-0.3%	(11,734)	-0.3%

Operating Income	439,386	12.4%	740,497	19.7%

Interest Income, Net	(11,382)	-0.3%	(18,828)	-0.5%

Income Before Income Taxes	450,768	12.7%	759,325	20.2%

Income Tax Expense	178,513	5.0%	283,628	7.6%

Effective Rate	39.6%		37.4%

Net Income	$272,255	7.7%	$475,697	12.7%

Net Income Per Share:
Basic	$3.14		$5.45
Diluted	$3.05		$5.20

Weighted-Average Shares Outstanding:
Basic	86,816		87,248
Diluted	89,291		91,523